EXHIBIT 99.1

Press Release	Source: Ignis Petroleum Group Inc.

Ignis Petroleum Group Inc. Appoints Banking Executive To The Board as the Company Begins Actualization Of Its Business Plan
Wednesday August 31, 8:00 am ET

DALLAS--(BUSINESS WIRE)--Aug. 31, 2005--Ignis Petroleum Group (OTCBB:IGPG - News; the "Company") is pleased to announce the appointment of Geoffrey Lowndes Evett. AIB, to its Board of Directors.

Mr. Evett is a qualified banker and Associate of the British Chartered Institute of Bankers with over thirty years of banking experience within National Westminster Bank where he rose to the position of Chief Manager of the London Office. Mr. Evett's skills include business planning and project finance. He is currently actively engaged on the Management Board of CR-City a.s. - a Czech property development company and is currently involved in raising up to $100m for a re-development project in Prague. In addition Mr. Evett is a partner within Capital Management Solution S.A., a Swiss fund management company based in Geneva.

Mr. Evett has been closely involved in establishing Themis MN Fund PLC, a market neutral fund of hedge funds which has enjoyed a successful track record after four years of trading. The Themis MN Fund is listed on the Dublin Stock Exchange. Mr. Evett is also currently a trustee of the British Coronary Thrombosis Trust.

Mr. Evett is the newest addition to Ignis Petroleum's team as the company prepares for the execution of its business strategy. Commenting on this appointment Michael Piazza, President and CEO added, "I am delighted that Geoff has decided to join to us. His extensive knowledge and unique skills will strengthen the financial management of the business."

About Ignis Petroleum

Ignis Petroleum Group is a Dallas-based oil and gas company commencing its business plan for the exploration, acquisition and development of crude oil and natural gas properties in the United States. Company management is focused on building an energy portfolio that combines low risk, high potential projects with higher yield, higher risk projects. The Company focuses on prospects that result from new lease opportunities, new technology and new information. For further information visit www.ignispetro.com.

Safe Harbor for Forward-Looking Statements: This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil & gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.

Contact:
    Ignis Petroleum Group Inc.
    Investor Relations, 877-700-1644
     www.ignispetro.com

Source: Ignis Petroleum Group Inc.